Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces Fourth Quarter and Full-Year 2007 Operating and Financial Results

Fourth Quarter Earnings Increase 42% to $1.08 Per Share
Company Provides Guidance for 2008
Outlines Accelerating Drilling Pace for Bakken Oil and Piceance Gas

DENVER – February 27, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today reported fourth quarter 2007 net income of $45.8 million, or $1.08 per basic and diluted share, on total revenues of $232.4 million.  This compares to fourth quarter 2006 net income of $28.0 million, or $0.76 per basic and diluted share, on total revenues of $186.6 million.  Discretionary cash flow in the fourth quarter of 2007 totaled $139.9 million, compared to the $83.8 million reported for the same period in 2006.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The 64% increase in net income and the 67% increase in discretionary cash flow in the fourth quarter of 2007 versus the comparable 2006 period was primarily the result of a 48% increase in the Company’s net realized oil price.

Production in the fourth quarter of 2007 totaled 3.71 million barrels of oil equivalent (MMBOE), of which 2.47 million barrels were crude oil (67%) and 1.24 MMBOE was natural gas (33%).  This fourth quarter 2007 production total equates to a daily average production rate of 40,340 barrels of oil equivalent (BOE), which compares to the 41,300 BOE per day average rate in 2006’s fourth quarter. The moderate decline in volumes was primarily the result of property sales in 2007, which represented approximately 1,130 BOE per day as of the dates of disposition.

Full-year 2007 Results
For the full-year 2007, Whiting reported net income of $130.6 million, or $3.31 per basic share and $3.29 per diluted share, on total revenues of $818.7 million.  This compared to 2006 net income of $156.4 million, or $4.26 per basic share and $4.25 per diluted share, on total revenues of $778.8 million.  Discretionary cash flow in 2007 totaled $422.2 million compared to $426.2 million in 2006.

Oil and gas production in 2007 totaled 14.71 MMBOE, or an average of 40,290 BOE per day.  This rate compared to the 41,530 BOE per day average, or 15.16 MMBOE total, produced in 2006. Again, the moderate decline in volumes was primarily the result of property sales in 2007, which represented approximately 1,130 BOE per day as of the dates of disposition.

Proved Reserves
Whiting’s total proved reserves at December 31, 2007 were 250.8 MMBOE, of which 78% was oil.  We invested 73% of our $556.6 million exploration and development expenditures in 2007 in the conversion of proved undeveloped (PUD) reserves to proved developed reserves through the development of conventional PUD reserves and the expansion and implementation of our two CO2 projects.  This helped bring our proved developed reserves as a percentage of our total reserves to 67%, compared to 65% at year-end 2006 and 59% at year-end 2005.  The continuing development or de-risking of our proved reserve base is further reflected in the increase of our proved developed producing reserves.  Despite the 14.7 MMBOE of production during 2007, Whiting’s proved developed producing reserves increased 10 MMBOE from year-end 2006.  With only 27% of our 2007 capital budget directed toward adding reserves, we managed to increase our total proved reserves to 250.8 MMBOE from 248.2 MMBOE at year-end 2006.  During 2007, Whiting had 14.7 MMBOE of production and 2.9 MMBOE of divestitures.  Offsetting this 17.6 MMBOE of production and property sales, 20.2 MMBOE of proved reserves were added during 2007.  Of this 20.2 MMBOE, 17.8 MMBOE was generated through extensions and discoveries and 2.4 MMBOE came from acquisitions and revisions to previous estimates.  Whiting’s December 31, 2007 reserve estimates were prepared by the independent petroleum engineering consulting firm of Cawley Gillespie & Associates, Inc.  A schedule of the Company’s pre-tax PV10 value totaling $5.858 billion and its standardized measure of discounted future net cash flows totaling $4.012 billion at year-end 2007 is included at the end of this news release.  At year-end 2006, these values were $3.352 billion and $2.392 billion, respectively.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “This is an exciting time for Whiting and our shareholders as we plan to build our 2008 production with additional drilling on our 2007 discoveries and the response from our CO2 injection.  This year, we expect to show organic growth in both production and reserves through our drilling programs in the Bakken and in the Piceance Basin and from the implementation of our two CO2 projects.  To this end, we have set a 2008 capital budget of $640 million, of which we plan to invest approximately 54% in exploration and development of currently non-proved reserves.  This represents a change from 2007 when approximately 27% of our $556.6 million in exploration and development expenditures was directed toward non-proved reserves.  In 2007, $284.9 million was directed to our CO2 projects, including CO2 purchases.”

Our total exploration and development expenditures during 2007 (shown in millions of dollars) were as follows:

Total	Postle/NWE	Other Conversions From PUD	Extensions and Discoveries	Exploration Per Income Statement
$ 556.6	$ 284.9	$ 123.4	$ 121.0	$ 27.3

“In 2008, we expect to invest approximately $154 million, including CO2 purchases, in Postle and North Ward Estes.  The $154 million is composed of $80 million at Postle and $74 million at North Ward Estes. Therefore, investment in these properties will decline approximately $130.9 million on a year-over-year basis.”

Mr. Volker continued, “In addition to the reserves we are finding in the Bakken oil play and our Piceance Basin gas play, over time we believe significant upside potential exists from 94.4 MMBOE of probable and possible reserves in the Postle, North Ward Estes and ancillary fields.  Our current mix of oil and natural gas reserves is 78% oil and 22% natural gas, and our production volumes are currently 67% oil, including natural gas liquids (NGLs), and 33% natural gas.  Crude continues to sell at a premium to natural gas based on their approximate 6-to-1 Btu equivalency.  We expect that relationship to continue.”

Other Noteworthy Events and Results in the Fourth Quarter and Full-year 2007

●           At year-end 2007, Whiting held a total of 118,348 gross acres (83,033 net acres) at its Robinson Lake prospect, which has been designated the Sanish field, in Mountrail County, North Dakota.  The field produces oil and gas from the Middle Bakken formation at a vertical depth of approximately 9,900 feet.  We currently have four rigs working in the field and plan to add a fifth rig in April 2008.  By year-end 2008, we expect to have as many as nine rigs working in the area.  In 2008, we plan to drill approximately 30 to 40 operated wells in the Sanish field with an average working interest of 81%.  We expect most of these to be single-lateral wells drilled on 1,280-acre spacing units.  Ultimately, we may drill two single-lateral wells per 1,280-acre spacing unit.  We estimate this could generate a total of up to 170 well locations.

Whiting reported the completion results of three significant Bakken oil and gas producers in the Sanish field in 2007 and early 2008.  The following table summarizes the results:

Well Name	WI	NRI	Completion Date	IP (BOE/D) 24-hr. Test	1st 30 Days (BOE/D)	Comment
Liffrig 11-27H	81%	67%	01/24/08	2,530	1,114	Single Lateral
Locken 11-22H	99%	82%	12/16/07	1,651	946	Single Lateral
Peery State 11-25H	99%	80%	05/13/07	1,254	825	Triple Lateral

The gas produced from the Sanish field contains large amounts of NGLs and has a Btu content of approximately 1,700 per cubic foot.  In December 2007, Whiting broke ground for the construction of a natural gas processing plant that will extract these liquids and allow the natural gas to be transported by pipeline to market.  The Company anticipates that the plant will be on stream in April 2008.  The initial capacity of the plant will be 3 MMcf of gas per day and is expected to increase to approximately 33 MMcf of gas per day in the fourth quarter of 2008.  The yield from the plant is expected to approximate 150 to 170 barrels of NGLs per 1 MMcf of gas.

●           Immediately east of the Sanish field is the Parshall field, where Whiting owns interests in 66,957 gross acres (13,470 net acres) and has participated in 24 wells that produce from the Bakken formation, 19 of which were drilled in 2007.  For the first 15 wells that produced for 120 days, production rates averaged 591 BOE per day per well.  We expect to participate in approximately 50 to 60 wells in the Parshall field in 2008 with an average working interest of 20%.  Eight drilling rigs are currently working in the Parshall field.

●           In the Piceance Basin, Whiting drilled and completed three gas producers at its Boies Ranch prospect in Rio Blanco County, Colorado during 2007.  Each well flowed at an initial rate of approximately 2.3 MMcf of gas per day from approximately 565 feet of net pay in the Williams Fork and Iles formations perforated at depths between 6,500 and 10,900 feet.  Whiting holds an average working interest of 50% and an average net revenue interest of 45% in the three gas producers.  Production from these three wells was shut in for most of the third quarter and all of October 2007 as repairs were made to a nearby gas plant where Boies Ranch gas is currently processed.  Production resumed from the Boies Ranch area in November 2007 at a combined gross rate of approximately 3.5 MMcf per day (1.6 MMcf of gas per day net to the Company’s interests).

At year-end 2007, we had six wells awaiting completion operations and two wells that were being drilled at Boies Ranch.  Whiting holds 2,760 gross acres (1,571 net acres) on the Boies Ranch and Jimmy Gulch prospects.  In addition, we own 14,133 gross federal lease acres (2,501 net acres) in the Boies Ranch/Jimmy Gulch area.

We plan to drill a total of 110 wells on Boies Ranch and Jimmy Gulch, 24 of which are planned for 2008. The wells are scheduled to be drilled on 20-acre spacing units.  The Company plans to have a minimum of two drilling rigs running full time in the Piceance Basin through 2008.  Drilling operations are expected to commence at Jimmy Gulch in the third quarter of 2008.  We are drilling groups of four to eight wells off of pads.  Our rigs move from well to well on each pad.  Across our Boies Ranch and Jimmy Gulch prospects, our ownership ranges from 50% to 100% working interests and 49% to 89% net revenue interests.

At Boies Ranch by April 15, 2008, we expect to complete a 2.9-mile, 10-inch diameter pipeline that will have a total daily capacity of approximately 80 MMcf of gas and will connect to a supply trunk line feeding a 750 MMcf per day treating and processing facility connected to the Rockies Express pipeline (REX) that gives us access to multiple intrastate and interstate markets.  We expect our new pipeline connection will allow us to market all of our gas at Boies Ranch without restriction.  The 42-inch diameter REX pipeline currently has a capacity of transporting 1.5 Bcf of gas per day.  When REX came on stream in January 2008, Rocky Mountain gas price differentials narrowed significantly. Currently, we expect our Boies Ranch gas will receive NYMEX prices less approximately $1.00 to $1.40 during the remainder of 2008.

●           Whiting’s expansion of its CO2 flood at the Postle field, located in Texas County, Oklahoma, is generating positive results.  Production from the field has increased from a net 4,200 BOE per day at the time of its acquisition in August 2005 to a net 5,800 BOE per day in December 2007, an increase of 38%.  Our objective has been to increase CO2 injection into the field’s producing reservoir to 120 MMcf per day from approximately 60 MMcf per day at the time we acquired the field.  We surpassed the 120 MMcf daily rate in January 2008.

The increase in CO2 injection and production was made possible through development drilling and the expansion of our 100% owned Dry Trail Gas Plant, which included the installation of three new compressors and the associated infrastructure.  The majority of the capital expenditures required for the expansion of the Postle CO2 flood are now behind us.  Future capital expenditures are currently estimated as follows:

Period	Hard CAPEX (MM$)	CO2 Purchases (MM$)	Totals (MM$)
2008	$62	$18	$80
Thereafter	45	134	179
Totals	$107	$152	$259

This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle field to the western half of the field.  The field includes six producing units covering a total of approximately 25,600 gross acres (24,223 net acres) with working interests of 94% to 100%.  As of December 31, 2007, there were 156 producing wells and 119 injection wells completed in the Morrow zone at 6,100 feet.

●           On May 22, 2007, Whiting initiated its CO2 flood in the North Ward Estes field, located in Ward and Winkler Counties, Texas.  Whiting’s target for CO2 injection into the field was 100 MMcf per day by the end of the first quarter of 2008.  This milestone was reached in January 2008, and we are currently injecting approximately 120 MMcf into the Yates formation, the field’s producing reservoir, at a depth of approximately 2,600 feet.  We expect an initial response from this CO2 flood during the fourth quarter of 2008.  Net production from North Ward Estes in December 2007 averaged 5,050 BOE per day, which compared to a net daily rate of 3,560 BOE during the first quarter of 2005, prior to Whiting’s July 2005 agreement to acquire the North Ward Estes field.

Construction of the gas plant facility and the related infrastructure at North Ward Estes field is expected to be completed in 2008.  Future capital expenditures for this CO2 project are estimated as follows:

Period	Hard CAPEX (MM$)	CO2 Purchases (MM$)	Totals (MM$)
2008	$41	$33	$74
Thereafter	212	339	551
Totals	$253	$372	$625

The North Ward Estes field includes six base leases with 100% working interest in 58,000 gross and net acres.  As of December 31, 2007, there were 1,024 producing wells and 349 injection wells.  In addition to the Yates formation, production exists in other zones, including the Queen at 3,000 feet.  We also have the rights to deeper horizons under 34,140 gross acres in the field.

The table below summarizes the estimated fully developed costs per BOE at Postle, North Ward Estes and ancillary fields acquired with North Ward Estes:

	Net (MM$)		Reserves or Production (Net MMBOE)	Acq. and Dev. Cost ($/BOE)
Acquisition Purchase Price (effective 7/1/05)	$802
Remaining Proved at 12/31/07 – Capex/Reserves	902	[1]	123.9
Six Months 2005 – Capex/Production	75		1.9
2006 – Capex/Production	221		4.3
2007 – Capex/Production	285		4.4
2006 & 2007 Divestments – Sales Price	(8)		-
Total Actual Plus Proved at 12/31/07 – Capex/Reserves	2,277		134.5	$16.93	[2]
Probable and Possible at 12/31/07 – Capex/Reserves	154		94.4
Total Actual Plus All Reserve Cats. – Capex/Reserves	$2,431		$228.9	$10.62	[2]

1 More than half of the $225 MM (11%) increase in the all-in proved cost estimate, from $2,052 MM at year-end  2006 to $2,277 MM at year-end 2007, is attributable to the NYMEX indexed CO2 price at North Ward Estes.

2 Estimated capital expenditures reflect an expanded scope in planned projects as well as the increasing cost of industry equipment and services and CO2.  Although total acquisition and development costs increased 11%, the pre-tax PV10 value of these fields increased from $1,417 MM at year-end 2006 to $2,924 MM at year-end 2007, an increase of 106%.

●           During 2007, Whiting received proceeds of $52.6 million from the sale of properties located primarily in South Texas.  The divested properties had proved reserves of 2.9 MMBOE and average net daily production of 1,130 BOE as of their dates of disposition.

●           In July 2007, Whiting completed a public offering of common stock at a price of $40.50 per share.  The offering, including the exercise of the overallotment option, resulted in the total sale of 5,425,000 shares of Whiting’s common stock.  Whiting received net proceeds of approximately $210.4 million, after deducting underwriting discounts, commissions and expenses of the offering.  Whiting used all of the net proceeds that it received from the offering to repay a portion of the debt outstanding under its credit agreement.  As a result of the stock offering and the South Texas property sale, the Company’s debt to total capitalization ratio was reduced from 47.1% at June 30, 2007 to 36.8% at December 31, 2007 and positions Whiting for future growth.

●           Whiting’s bank syndicate increased the Company’s borrowing base to $900 million effective November 1, 2007.  At December 31, 2007, Whiting had drawn $250 million under the credit agreement.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended December 31, 2007 and 2006:

	Three Months Ended
Production	12/31/07	12/31/06	Change
Oil and condensate (MMbbls)	2.47	2.47	-
Natural gas (Bcf)	7.43	8.00	(7%	)
Equivalent (MMBOE)	3.71	3.80	(2%	)

Average Sales Price
Oil and condensate (per Bbl):
Price received	$82.38	$50.57	63%
Effect of crude oil hedging	(7.72)	-
Realized price	$74.66	$50.57	48%

Natural gas (per Mcf):
Price received	$6.37	$5.89	8%
Effect of natural gas hedging	-	0.29
Realized price	$6.37	$6.18	3%

Whiting recorded a loss of $19.1 million on its crude oil hedges during the fourth quarter of 2007, as compared to a gain of $2.4 million on its natural gas hedges in the fourth quarter of 2006.  A summary of Whiting’s outstanding hedges is included later in this news release.

Fourth Quarter and Full-Year 2007 Costs and Margins
A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Production (MMBOE)	3.71	3.80	14.71	15.16

Sales price, net of hedging	$62.52	$45.85	$53.57	$50.52
Lease operating expense	14.65	12.74	14.20	12.12
Production tax	4.72	2.70	3.56	3.11
General & administrative	2.99	2.24	2.66	2.49
Exploration	2.23	2.35	1.86	1.98
Cash interest expense	3.88	4.54	4.49	4.37
Cash income tax expense	(1.35)	3.11	0.04	0.81
	$35.40	$18.17	$26.76	$25.64

Whiting’s fourth quarter 2007 production was 3.71 MMBOE.  Our guidance was 3.70 MMBOE to 3.80 MMBOE.  We anticipate completion of six Piceance Basin gas wells that were drilled in 2007 through the second quarter of 2008.  We expect all six wells to be on stream by the end of the second quarter of 2008, as our Boies Ranch pipeline is scheduled to be in operation early in the second quarter.

Our lease operating expenses of $14.65 per BOE slightly exceeded our fourth quarter guidance of $14.00 to $14.40.  Although part of our ongoing development plan, a portion of the continuing wellbore work at the Company’s North Ward Estes and Postle CO2 projects must be expensed for accounting purposes.  We expect this type of work to continue through 2008.

Our general and administrative expenses of $2.99 per BOE in the fourth quarter of 2008 exceeded our guidance of $2.55 to $2.65 due primarily to higher net revenues and sale proceeds, which caused additional payments due under our Production Participation Plan.

The Company’s fourth quarter DD&A rate per BOE was below previously announced guidance.  This was primarily the result of positive reserve adjustments and an increase in the pricing assumptions used in our reserve report, which had the effect of extending the economic life of many of our wells.  This created additional economic reserve volumes and a correspondingly lower DD&A rate.

During the fourth quarter, our company-wide basis differential for crude oil compared to NYMEX was $8.25 per barrel, which compared to $9.65 per barrel in the fourth quarter of 2006 and $7.52 per barrel in the third quarter of 2007.  The increase from the third quarter of 2007 was due to increasing differentials in our Rocky Mountain and Permian regions.  We expect our oil price differential to continue at approximately $8.00 to $8.50 in 2008.

During the fourth quarter, our company-wide basis differential for natural gas compared to NYMEX was $0.60 per Mcf, which compared to guidance of $1.00 to $1.20 per Mcf.  The smaller differential was the result of narrowing price differentials for all of our regions.  We expect our gas price differential to remain at $0.50 to $0.70 in 2008.

Fourth Quarter and Full-year 2007 Drilling Summary
The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three and twelve months ended December 31, 2007:

Gross/Net Wells Completed
Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q407	66 / 32.5	1 / 0.9	67 / 33.4	99% / 97%	$ 165.9
12M07	271 / 134.7	6 / 3.9	277 / 138.6	98% / 97%	$ 556.6

Currently, Whiting is operating 11 drilling rigs and 44 workover rigs on its properties and is participating in the drilling of 14 non-operated wells.  Of these workover rigs, 23 are operating in the North Ward Estes field and six are working in the Postle field.

Outlook for First Quarter and Full-year 2008
The following statements provide a summary of certain estimates for the first quarter and full-year 2008 based on current forecasts.  Whiting’s full-year 2008 capital budget is $640 million (excluding acquisition costs).

Guidance for the first quarter of 2008 and full-year 2008 is as follows:

Guidance
	First Quarter	Full-Year
	2008	2008
Production (MMBOE)	3.65 - 3.75	15.50 - 15.70
Lease operating expense per BOE	$ 14.80 - $ 15.20	$ 14.60 - $ 15.00
General and admin. expense per BOE	$ 2.90 - $ 3.10	$ 2.90 - $ 3.00
Interest expense per BOE	$ 4.10 - $ 4.20	$ 4.05 - $ 4.15
Depr., depletion and amort. per BOE	$ 13.40 - $ 13.80	$ 14.10 - $ 14.50
Prod. taxes (% of production revenue)	6.5% - 6.9%	6.5% - 6.9%
Oil Price Differentials to NYMEX per Bbl	$ 8.00 - $ 8.50	$ 8.00 - $ 8.50
Gas Price Differentials to NYMEX per Mcf	$ 0.50 - $ 0.70	$ 0.50 - $ 0.70

Oil Hedges and Fixed-Price Gas Contracts
Whiting’s outstanding oil hedges and fixed-price gas contracts as of January 1, 2008 are summarized below:

			As a Percentage of
	Contracted Volume	NYMEX Price Collar Range	Dec. 2007
Hedges	Bbls per Month	(per Bbl)	Oil Production

2008
Q1	110,000	$49.00 - $70.65	13%
Q1	120,000	$60.00 - $73.90	14%
Q1	100,000	$65.00 - $80.30	12%
Q2	110,000	$48.00 - $71.60	13%
Q2	120,000	$60.00 - $74.65	14%
Q2	100,000	$65.00 - $80.50	12%
Q3	110,000	$48.00 - $70.85	13%
Q3	120,000	$60.00 - $75.60	14%
Q3	100,000	$65.00 - $81.00	12%
Q4	110,000	$48.00 - $70.20	13%
Q4	120,000	$60.00 - $75.85	14%
Q4	100,000	$65.00 - $81.20	12%

			As a Percentage of
	Natural Gas Volumes in	2008 Contract Price (1)	Dec. 2007
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production
Jan. 2008 – May 2011	26,000	$4.94	1%
Jan. 2008 – Sep. 2012	67,000	$4.38	3%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Selected operating statistics
Production
Oil and condensate, MBbl	2,473	2,466	9,579	9,799
Natural gas, MMcf	7,427	8,001	30,764	32,147
Oil equivalents, MBOE	3,711	3,800	14,706	15,157
Average Prices
Oil, Bbl (excludes hedging)	$82.38	$50.57	$64.57	$57.27
Natural gas, Mcf (excludes hedging)	$6.37	$5.89	$6.19	$6.59
Per BOE Data
Sales price (including hedging)	$62.52	$45.85	$53.57	$50.52
Lease operating	$14.65	$12.74	$14.20	$12.12
Production taxes	$4.72	$2.70	$3.56	$3.11
Depreciation, depletion and amortization	$13.37	$12.08	$13.11	$10.74
General and administrative	$2.99	$2.24	$2.66	$2.49
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$232,363	$186,591	$818,718	$778,827
Total costs and expenses	$160,666	$143,944	$611,556	$545,555
Net income	$45,750	$27,950	$130,600	$156,364
Net income per common share, basic	$1.08	$0.76	$3.31	$4.26
Net income per common share, diluted	$1.08	$0.76	$3.29	$4.25

Average shares outstanding, basic	42,237	36,744	39,483	36,736
Average shares outstanding, diluted	42,388	36,860	39,645	36,826
Net cash provided by operating activities	$121,423	$59,329	$394,032	$411,209
Net cash used in investing activities	$(141,924)	$(98,887)	$(466,971)	$(527,579)
Net cash provided by financing activities	$26,574	$46,180	$77,345	$116,360

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, February 28, 2008 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full-year 2007 financial and operating results.  Please call (800) 573-4840 (U.S./Canada) or (617) 224-4326 (International) and enter the pass code 75976916 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on February 28, 2008.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, February 28, 2008 and continuing through Thursday, March 6, 2008.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 58461037.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including our ability to realize cost savings from completed acquisitions; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete our planned and potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Information About Reserves
The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Whiting uses in this news release the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants.  Probable reserves are unproved reserves that are more likely than not to be recoverable.  Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves.  Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, Whiting’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,778	$10,372
Accounts receivable trade, net	110,437	97,831
Deferred income taxes	27,720	3,025
Prepaid expenses and other	9,232	10,484
Total current assets	162,167	121,712

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	3,313,777	2,828,282
Unproved properties	55,084	55,297
Other property and equipment	37,778	44,902

Total property and equipment	3,406,639	2,928,481

Less accumulated depreciation, depletion and amortization	(646,943)	(495,820)

Total property and equipment, net	2,759,696	2,432,661

DEBT ISSUANCE COSTS	15,016	19,352

OTHER LONG-TERM ASSETS	15,132	11,678

TOTAL	$2,952,011	$2,585,403

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,280	$21,077
Accrued capital expenditures	59,441	28,127
Accrued liabilities	29,098	30,377
Accrued interest	11,240	9,124
Oil and gas sales payable	26,205	19,064
Accrued employee compensation and benefits	21,081	17,800
Production taxes payable	12,936	9,820
Current portion of tax sharing liability	2,587	3,565
Current portion of derivative liability	72,796	4,088

Total current liabilities	254,664	143,042

NON-CURRENT LIABILITIES:
Long-term debt	868,248	995,396
Asset retirement obligations	35,883	36,982
Production Participation Plan liability	34,042	25,443
Tax sharing liability	23,070	23,607
Deferred income taxes	242,964	165,031
Long-term derivative liability	-	5,248
Other long-term liabilities	2,314	3,984

Total non-current liabilities	1,206,521	1,255,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,480,497 and 36,947,681 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	42	37
Additional paid-in capital	968,876	754,788
Accumulated other comprehensive loss	(46,116)	(5,902)
Retained earnings	568,024	437,747

Total stockholders’ equity	1,490,826	1,186,670

TOTAL	$2,952,011	$2,585,403

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUES AND OTHER INCOME:
Oil and gas sales	$251,063	$171,861	$809,017	$773,120
Gain (loss) on oil and natural gas hedging activities	(19,088)	2,358	(21,189)	(7,501)
Gain on sale of properties	-	12,092	29,682	12,092
Interest income and other	388	280	1,208	1,116
Total revenues and other income	232,363	186,591	818,718	778,827
COSTS AND EXPENSES:
Lease operating	54,354	48,405	208,866	183,642
Production taxes	17,519	10,276	52,407	47,095
Depreciation, depletion and amortization	49,597	45,884	192,811	162,831
Exploration and impairment	11,084	11,631	37,323	34,534
General and administrative	11,105	8,523	39,046	37,808
Change in Production Participation Plan liability	2,195	214	8,599	6,156
Interest expense	15,990	19,011	72,504	73,489
Unrealized derivative loss	(1,178)	-	-	-
Total costs and expenses	160,666	143,944	611,556	545,555
INCOME BEFORE INCOME TAXES	71,697	42,647	207,162	233,272
INCOME TAX EXPENSE:
Current	(4,992)	11,809	550	12,346
Deferred	30,939	2,888	76,012	64,562
Total income tax expense	25,947	14,697	76,562	76,908
NET INCOME	$45,750	$27,950	$130,600	$156,364
NET INCOME PER COMMON SHARE, BASIC	$1.08	$0.76	$3.31	$4.26
NET INCOME PER COMMON SHARE, DILUTED	$1.08	$0.76	$3.29	$4.25
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,237	36,744	39,483	36,736
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,388	36,860	39,645	36,826

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	December 31,
	2007	2006
Net cash provided by operating activities	$121,423	$59,329
Exploration	8,263	8,918
Changes in working capital	10,208	15,575
Discretionary cash flow (1)	$139,894	$83,822

	Year Ended
	December 31,
	2007	2007
Net cash provided by operating activities	$394,032	$411,209
Exploration	27,344	30,079
Changes in working capital	785	(15,087)
Discretionary cash flow (1)	$422,161	$426,201

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative losses and other non-current items less the gain on sale of properties and marketable securities.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

	Proved Reserves
Core Area	Oil (MMbbl)	Natural Gas (Bcf)	Total (MMBOE)	% Oil	Pre-Tax PV10% Value (1)(3)		December 2007 Average Daily Production (MBOE/d)
					(In millions)
Permian Basin	100.7	76.0	113.4	89%	$2,483.0		10.7
Rocky Mountains	42.2	116.9	61.7	68%	1,418.0		14.8
Mid-Continent	46.0	30.6	51.1	90%	1,418.0		4.1
Gulf Coast	3.5	52.5	12.3	29%	284.7		7.2
Michigan	3.9	50.7	12.3	32%	254.6		3.5
Total	196.3	326.7	250.8	78%	$5,858.3	(2)(3)	40.3
Discounted Future Income Taxes	-	-	-	-	(1,846.6)		-
Standardized Measure of Discounted Future Net Cash Flows	-	-	-	-	$4,011.7	(2)(3)	-

(1)
Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure.  Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes.  We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties.  We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid.  Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions.  However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows.  Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

(2)	At year-end 2006, these values were $3,352.2 million and $2,392.2 million, respectively, based on December 31, 2006 prices: NYMEX $61.05/Bbl and $5.52/MMbtu.

(3)	Based on December 31, 2007 prices: NYMEX $96.00/Bbl and $7.10/MMbtu.